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                                                                    EXHIBIT 11


                               FTP SOFTWARE, INC.
            WEIGHTED SHARES USED IN COMPUTATION OF EARNINGS PER SHARE

                                                                 THREE MONTHS      SIX MONTHS
                                                                     ENDED            ENDED
                                                                 ------------      ----------

FOR THE PERIOD ENDED JUNE 30, 1997:
        Common stock outstanding, beginning of the period         33,801,769       33,646,203
        Weighted average common stock issued during the
                       period ended June 30, 1997                     40,583          128,338
                                                                  ----------       ----------

        Weighted average shares of common stock outstanding       33,842,352       33,774,541
                                                                  ==========       ==========

FOR THE PERIOD ENDED JUNE 30, 1996:
        Common stock outstanding, beginning of the period         26,966,222       26,506,729
        Weighted average common stock issued during the
                       period ended June 30, 1996                        190          445,922
                                                                  ----------       ----------

        Weighted average shares of common stock outstanding       26,966,412       26,952,651
                                                                  ==========       ==========

        For the three- and six-month periods ended June 30, 1997 and 1996 there was no material difference between the computation of fully diluted and primary weighted shares of common stock equivalents outstanding.